Exhibit 99.(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information in Post-Effective Amendment No. 111 to the Registration Statement (Form N-1A, No. 033-23166) of Morgan Stanley Institutional Fund, Inc. and to the incorporation by reference of our report dated December 22, 2011 on Morgan Stanley Frontier Emerging Markets Fund, Inc. included in the Annual Report to Shareholders for the fiscal year ended October 31, 2011.

/s/ ERNST & YOUNG LLP

Boston, Massachusetts

September 13, 2012